Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-125125

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated July 22, 2005

and Prospectus dated June 16, 2005)

THORNBURG MORTGAGE, INC.

COMMON STOCK

This prospectus supplement relates to the sale made in a privately negotiated transaction on April 28, 2006 of 3,000,000 shares of our common stock at a purchase price of $28.31 per share, pursuant to the Sales Agreement between Cantor Fitzgerald & Co. and us dated July 22, 2005, as described in the accompanying prospectus and prospectus supplement.

You should read this prospectus supplement and the accompanying prospectus and prospectus supplement carefully before you invest. These documents contain information you should consider when making your investment decision.

Our common stock is traded on the New York Stock Exchange under the symbol “TMA.” On April 28, 2006, the last sale price of our common stock on the New York Stock Exchange was $28.91 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 8 of the accompanying prospectus dated June 16, 2005 to read about factors you should consider before buying shares of our common stock.

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	Per Share	Total

Public offering price	$28.31	$84,930,000

Underwriting commission	$0.28	$840,000

Proceeds, before expenses, to us	$28.03	$84,090,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

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THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 2, 2006.